Exhibit 10.50

October 21, 2011

Steven M. Lutz

123 Trellingwood

Morrisville, NC 27560

Re: Separation Letter Agreement and General Release

Dear Steve:

As we have discussed, your employment with Cornerstone Therapeutics Inc. (the “Company”) and your Amended and Restated Executive Employment Agreement with the Company dated May 6, 2009 (the “Employment Agreement”) are being terminated by the Company “without cause.” This Separation Letter Agreement and General Release (this “Agreement”) sets forth the terms of the separation package that you will receive if you enter into this Agreement. You were provided this Agreement by hand delivery on September 29, 2011 and advised that you had twenty-one (21) days from your receipt of the Agreement to consider it. You and the Company engaged in certain negotiations following your receipt of the Agreement and agreed to extend the review period for an additional twenty-one (21) days. Once you have signed this Agreement, you will have seven (7) days to revoke your acceptance as set forth in Paragraphs Nos. 8 and 18 below. Please note that the earliest you can accept this Agreement is the Termination Date (as defined below). Please read this Agreement carefully and review it with your attorney. If you are willing to agree to its terms, please sign and date in the space provided on the signature page and return it to the Director, Human Resources of the Company at the address set forth in Paragraph No. 20.

1. Whether or not you choose to timely sign and return this Agreement, your employment with the Company will end as of September 30, 2011 (the “Termination Date”), provided that you satisfactorily perform your job and comply with Company policies and practices as determined in good faith by the Company through the Termination Date. Whether or not you choose to sign this Agreement, you will be paid on or about the Termination Date the following:

(a)	your unpaid current base salary through the Termination Date, less lawful deductions; and

(b)	your unused and accrued vacation as of the Termination Date.

2. After the Termination Date, except as provided below, you will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by the Company to its employees, including, but not limited to, the Company’s 401(k) plan, stock option plans, bonus plans, commission plans, sales incentive plans, retention agreements, severance, expense reimbursements, life insurance or disability insurance programs, except as required by federal or state law or as otherwise described to you in writing in such plan or program documents. You will receive, under separate cover, information concerning your right to continue your health insurance and dental insurance benefits after that date in accordance with COBRA. You must complete the COBRA enrollment documents within the required period in order to continue this coverage. Under the terms of the Company’s stock option plans, and except as provided in paragraph 3 of Attachment A, you cease further vesting of stock options upon the Termination Date.

3. In consideration for your timely signing of this Agreement, and the promises made herein, the Company agrees to provide you with the monies and benefits set forth in Attachment A (Description of Severance Benefits) (attached hereto) provided that you do not revoke your acceptance of this Agreement pursuant to Paragraph No. 18 below. The distribution of all severance payments and benefits provided in Attachment A shall be subject to the provisions of Attachment B (Payments Subject to Section 409A) (attached hereto).

4. You also understand and agree that you would not receive the monies and/or benefits specified in Paragraph No. 3 above, except for your execution of this Agreement and the fulfillment of the promises contained herein. You acknowledge and agree that such payments shall be provided in lieu of any severance plan of the Company, any benefits or severance arrangements under your Employment Agreement and any benefits under your employment offer letter. You acknowledge and agree that you are solely responsible for the following:

(a)	properly and timely electing to continue health and dental insurance coverage under COBRA; and

(b)	promptly notifying the Company if you become eligible for coverage under the group health plan of another employer prior to twelve (12) months after the Termination Date.

5. In consideration of the payments to be made by the Company to you as set forth in Paragraph No. 3 above and the promises contained in this Agreement, you hereby voluntarily and of your own free will agree to release, remise, forever discharge and hold harmless the Company, its past, present and future subsidiaries, corporate affiliates, parent companies, and its and/or their past, present and future officers, directors, stockholders, trustees, successors and assigns, agents and employees (each in both their individual and corporate capacities)

(hereinafter, the “Releasees”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, whether known or unknown, that might be asserted arising out of your employment by and separation from the Company, including, but not limited to, (1) the National Labor Relations Act, as amended; (2) Title VII of the Civil Rights Act of 1964, as amended; (3) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (4) the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); (5) the Older Workers Benefit Protection Act (“OWBPA”); (6) the Immigration Reform Control Act, as amended; (7) the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq., except for any claims for benefits vested, due and owing; (8) the Occupational Safety and Health Act, as amended; (9) the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq; (10) the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; (11) the Americans With Disabilities Act of 1990, as amended; (12) the Civil Rights Act of 1991; (13) the Workers Adjustment and Retraining Notification Act, as amended; (14) the Family and Medical Leave Act, as amended; (15) Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002; (16) Executive Order 11141; (17) the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.; (18) any other federal or state law, regulation, or ordinance; (19) any public policy, contract, tort, or common law; (20) all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options (except as set forth in Attachment A); and (21) any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters. The release of claims set forth in this paragraph does not apply to claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies. You agree that neither this Agreement, nor the furnishing of consideration for this Agreement, shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

6. You will not sue the Releasees on any matters relating to your employment arising before the execution of this Agreement, including, but not limited to, claims under the ADEA, or join as a party with others who may sue Releasees on any such claims. Provided, however, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a State Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding), from challenging under the OWBPA the enforceability of the waiver and release of ADEA claims set forth in this Agreement, or from pursuing claims for workers’ compensation or unemployment benefits referenced in Paragraph No. 5 above, and this Paragraph will not apply when prohibited by law. If you do not abide by this Paragraph, then: (i) you will return all monies received under this Agreement and indemnify Releasees for all expenses they incur in defending the action; and (ii) Releasees will be relieved of their obligations hereunder.

7. You acknowledge and reaffirm your post-employment obligations under Section 7 (non-compete) and Section 8 (proprietary information and developments) of the Employment Agreement. You acknowledge your familiarity with all the Company’s marketed products, products in development, and products which were, as of September 30, 2011, the focus of the Company’s business development projects (“Current Company Products”) and agree that for purposes of Section 7(non-compete) of the Employment Agreement, the Company is engaged in the business of developing, acquiring, and commercializing prescription respiratory products, NICU products and PICU products, and products that are promoted primarily to hospital based physicians (the “Business”). The restrictions of that Section 7 prohibit you from competing with the Current Company Products or engaging in the Business. In addition, you and the Company agree that the requirements in Section 7(b) of the Employment Agreement that you will sever all marketing and sales relationships with customers of the Company and that you will not attempt to retain those customers for your own or another’s benefit shall not prohibit you from maintaining such relationships so long as you do not use such relationships to compete with the Company.

8. You will be afforded ten (10) calendar days after the Termination Date to submit to the Company, to the attention of the Director, Human Resources in the manner set forth in Paragraph No. 20, any and all documentation for any expense reimbursements you claim are owed to you in conjunction with your employment with the Company. You will be reimbursed for any reasonable business expenses incurred and approved through the Termination Date consistent with Company policy, subject to the submission of the properly documented business expense reports and according to the Company’s normal expense reimbursement practices and subject to the provisions of Attachment B.

9. You are afforded up to twenty-one (21) calendar days from receipt of this Agreement to consider the meaning and effect of this Agreement and general release and you acknowledge that you have been given twenty-one (21) calendar days to consider it. You are advised to consult with an attorney regarding this Agreement and you acknowledge that you have had the opportunity to do so.

10. You agree that you will return to the Company by the Termination Date all Company property and equipment in your possession or control, including but not limited to, all documents, tapes, notes, computer files, equipment, company vehicles, physician lists, employee lists, lab notebooks, files, computer equipment, security badges, telephone calling cards, credit cards, and other information or materials (and all copies) which contain confidential, proprietary or non-public information of the Company. You further agree to leave intact all electronic Company documents on the Company’s servers or computers, including those which you developed or helped develop during your employment. Notwithstanding the foregoing, you may keep the cellular telephone that was provided to you by the Company, but all Company confidential, proprietary, and non-public information of the Company must be deleted from that telephone by you promptly after the Termination Date.

11. Nothing herein limits either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency, provided however, that by signing this Agreement, you waive the right to seek or receive any money damages or other relief of any nature whatsoever from the Company based upon any claim that might be asserted arising out of your employment at the Company. You further affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance and/or benefits are due to you, except as provided in this Agreement. You furthermore affirm that you have no known workplace injuries or occupational diseases. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

12. This Agreement, which includes a general release, represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties (including, without limitation, your Employment Agreement, except that your post-employment obligations thereunder shall survive in full force and effect). You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Agreement, except those set forth herein.

13. This Agreement, which shall be construed under the law of the State of North Carolina, shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. The parties hereby consent to jurisdiction in the State of North Carolina for purposes of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the state or federal courts of the State of North Carolina.

14. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

15. You understand and agree that as a condition for payment to you of the monetary consideration herein, you shall not make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding the Company or any of its current, past or future directors, officers, employees, agents, or representatives or the Company’s business affairs and financial condition, except if testifying truthfully under oath pursuant to a lawful court order or subpoena. If you receive such a court order or subpoena, to the extent allowed by law, you or your attorney shall provide the Company with a copy of such court order or subpoena within two (2) business days of your receipt of it and shall notify the Company of the content of any testimony or information to be provided and shall provide the Company with copies of all documents to be produced. Similarly, the Company agrees that it will not make, and it will use its best efforts to assure that its employees do not make, any false, disparaging or derogatory statements in public or private to any person or media outlet regarding you, except if testifying truthfully under oath pursuant to a lawful court order or subpoena.

16. No delay or admission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

17. You acknowledge and agree that notwithstanding the provisions of Attachment B (i) neither the Company nor the Company’s legal counsel makes any representation or warranty if any provisions of this Agreement or any payments made pursuant to this Agreement are, or may be determined to constitute, “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Company shall have no liability to you or any other person if any payments pursuant to the provisions of this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A and do not satisfy the requirements of Section 409A. Notwithstanding any other provision of this Agreement, the Company has the right to and the Company intends to comply with all withholding and reporting obligations under Section 409A. You are advised to consult with an attorney regarding this Agreement and you acknowledge that you have had the opportunity to do so.

18. You may revoke this Agreement for a period of seven (7) calendar days following the day you execute this Agreement. Any revocation within this period must be in writing and must state, “I hereby revoke my acceptance of the Separation Letter Agreement and General Release.” The revocation must be delivered to the following address:

Cornerstone Therapeutics Inc.

Attention: Rhonda P. Downum, Director, Human Resources

1255 Crescent Green Drive, Suite 250

Cary, North Carolina 27518

This Agreement shall not become effective or enforceable until the revocation period has expired.

19. For the convenience of the parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

20. Except as otherwise provided in this Agreement, all notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon the day that is three (3) days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown below (or at such other address or addresses as either party shall designate to the other in accordance with this Paragraph No. 20):

(a)	If to the Company:

Cornerstone Therapeutics Inc.

Attention: Rhonda P. Downum, Director, Human Resources

1255 Crescent Green Drive, Suite 250

Cary, North Carolina 27518

(b)	If to the Employee:

Steven Lutz

123 Trellingwood

Morrisville, NC 27560

21. You agree not to disclose to anyone, either directly or indirectly, any information whatsoever regarding the existence, terms or contents of this Agreement, except your immediate family, attorneys, financial advisors, accountants, and tax preparation professionals, provided that they agree to keep such information strictly confidential, until such time as the existence of this Agreement or such terms or contents of this Agreement are disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. This includes, but is not limited to, present or former employees of the Company and other members of the public. Violation of this Paragraph shall be deemed a material breach of this Agreement.

Cornerstone Therapeutics Inc. would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.

Very truly yours,

CORNERSTONE THERAPEUTICS INC.

By:	/s/ Craig A. Collard
Name:	Craig A. Collard
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

You have been advised in writing that you have up to twenty-one (21) calendar days from receipt of this Separation Letter Agreement and General Release (this “Agreement”) to consider this Agreement and you and the Company agreed to extend that period for an additional twenty-one (21) days. You have also been advised to consult with an attorney prior to the execution of this Agreement.

Having elected to execute this Agreement, to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in Paragraph No. 3 of this Agreement, you freely and knowingly, and after due consideration, enter into this Agreement intending to waive, settle, and release all claims you have or might have against Cornerstone Therapeutics Inc. You have carefully read this Agreement and understand the contents herein.

Date: 10-26 , 2011	/s/ Steven M. Lutz
Name: Steven M. Lutz

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFITS

1.	Severance Payments. The Company will pay to you the following lump sum amounts, less lawful deductions: (a) $267,800.00, which equals one year of your base salary; and (b) $80,340.00, which equals 75% of your full year Target Cash Bonus (as defined in your Employment Agreement) for 2011, with such payments to be made within ten (10) calendar days following the effective date of the Agreement, provided you execute, timely return, and do not revoke the Separation Letter Agreement and General Release (the “Agreement”) to which this Attachment A is attached.

2.	Continuation of Benefits. The Company will pay on a monthly basis an amount equal to:

(a)	one hundred percent (100%) of your monthly health, dental and vision COBRA premiums for you and your dependents, if any, if you properly elect to continue health, dental and vision insurance under COBRA to be paid beginning on the last day of the first payroll-cycle after the expiration of the revocation period provided in Paragraph No. 18 of the Agreement; and

(b)	$148.22 (which represents one hundred percent (100%) of the cost of the monthly premiums paid by the Company for life insurance and disability insurance for you in the month preceding the end of your employment) to be paid on the first business day of each month after the expiration of the revocation period provided in Paragraph No. 18 of the Agreement;

such payments under Subsections 2(a) and 2(b) of this Attachment A to continue until the COBRA Contribution End Date (defined for purposes of this Agreement as the date that is the earlier of (i) twelve (12) months after the Termination Date or (ii) the last day of the first month that you are eligible for other employer-sponsored health coverage).

3.	Accelerated Vesting of Stock Options. All of your unvested stock options that would have vested at any time before September 30, 2012, shall immediately vest as of the Termination Date.

4.	Increased Exercise Period for Stock Options. The period of time over which you may exercise your vested stock options shall be increased such that it expires on June 30, 2012.

ATTACHMENT B

PAYMENTS SUBJECT TO SECTION 409A

Subject to the provisions in this Attachment B, any severance payments or benefits under the Agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under the Agreement:

1.	If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

a.	Each installment of the severance payments and benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of your tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

b.	Each installment of the severance payments and benefits due under the Agreement that is not described in paragraph 1(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) or such payments or benefits are otherwise exempt from Section 409A. Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following your taxable year in which the separation from service occurs.

2.	The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.	All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.